Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Incentive Award Plan of Funko, Inc. of our report dated March 5, 2019, except for Note 21, as to which the date is August 30, 2019, with respect to the consolidated financial statements of Funko, Inc., included in Funko, Inc.’s Current Report on Form 8-K dated August 30, 2019, for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

November 1, 2019